Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-119912

PROSPECTUS

StockerYale, Inc.

3,297,953 Shares of Common Stock

The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 3,297,953 shares of common stock of StockerYale, Inc. The shares being offered represent the shares issuable upon the conversion of two convertible notes due June 30, 2007 and upon the exercise of two warrants, both of which were issued by StockerYale to the selling stockholders in a private placement transaction on June 10, 2004 and shares that may be issued in lieu of cash interest payments on the convertible note. StockerYale is filing the registration statement of which this prospectus is a part at this time primarily to fulfill a contractual obligation to do so, which the company undertook at the time of the sale of the convertible notes and warrants.

StockerYale's common stock is traded The Nasdaq National Market. On October 21, 2004 the last reported per share price of StockerYale, Inc. common stock was $1.13.

StockerYale will not receive any of the proceeds from the sale of these shares of common stock. StockerYale has agreed to bear all of the expenses in connection with the registration and sale of these shares of common stock (other than underwriting discounts and sales commissions).

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2004

1 / STKR	2004 Prospectus 333-119912

ABOUT THIS PROSPECTUS

     You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See "Incorporation of Documents by Reference" on page 13. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. The Company has not authorized anyone to provide you with different information. The selling stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

2 / STKR	2004 Prospectus 333-119912

OUR BUSINESS

     The following is only a summary. The Company urges you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. You should carefully consider the information provided under the heading "Risk Factors" beginning on page 4.

Overview

StockerYale, Inc. was incorporated on March 27, 1951 under the laws of the Commonwealth of Massachusetts. In December 1995, the Company completed the registration of its Common Stock with the U. S. Securities and Exchange Commission and its stock now trades on the NASDAQ National Market under the trading symbol "STKR".

StockerYale, Inc. (the Company) is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber, phase masks, and advanced optical sub-components for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

Recent Developments

On August 10, 2004, StockerYale was informed by the staff of the Securities and Exchange Commission (the "SEC") that the SEC is conducting a formal investigation into certain matters relating to the company. The company understands that the SEC's investigation relates to press releases that the company issued on April 19, 2004 and April 21, 2004, and trading in the company's securities on or around the time the press releases were issued. The SEC has not concluded that there has been any wrongdoing, and the company is cooperating fully with the SEC in the conduct of this inquiry.

On June 10, 2004, the Company paid Merrill Lynch Business Financial Services, Inc. $3,377,000 representing the entire outstanding principal and interest on a line of credit and term note due June 30, 2004.

On May 7, 2004, the chairman and chief executive officer paid the Company $266,562.50, which represented the entire balance of principal and accrued interest outstanding for the Officer Note issued on May 31, 2002.

As of May 4, 2004, Laurus Master Funds had converted the total $2,500,000 Convertible Note issued September 24, 2003 into 2,336,449 shares of common stock. This conversion will result in a non-cash charge to the statement of operations during the second quarter equal to a portion of the unamortized discount.

3 / STKR	2004 Prospectus 333-119912

THE OFFERING

This prospectus relates to 3,297,953 shares of common stock that may be offered for sale by the selling stockholders. These shares are issuable upon the conversion of two convertible notes due June 30, 2007 and upon the exercise of two warrants, all of which were issued by StockerYale to the selling stockholders in a private placement transaction on June 10, 2004 and shares that may be issued in lieu of cash interest payments on the convertible notes. The convertible notes have an aggregate principal amount of $5.5 million and a conversion price of $2.15 per share. The conversion price is subject to adjustment in certain circumstances. If StockerYale issues stock in certain types of transactions at a price lower than the initial conversion price, then the conversion price will adjust to be that lower price. The warrants are exercisable for 440,000 shares at $3.12 per share. The warrant is also subject to customary antidilution provisions relating to extraordinary transactions or changes in the capitalization of StockerYale. The convertible note bears interest at a rate equal to the Prime Rate plus 1%, but in no event less than 5%. StockerYale has the right to elect to make the monthly required payments on the convertible note (comprised of principal amortization and interest) in the form of shares of common stock, determined based on the $2.15 conversion price, if the market price of the common stock at the time of payment is at least 10% greater than the conversion price per common share.

StockerYale is registering the common stock covered by this prospectus primarily in order to fulfill its contractual obligations with regards to these registration rights. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholder.

Plan of Distribution

The selling stockholders may sell the shares of common stock registered under this prospectus through agents or dealers, directly to one or more individuals, institutions or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution."

4 / STKR	2004 Prospectus 333-119912

RISK FACTORS

     Investing in the Company's securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information included or incorporated by reference in this prospectus. The risks and uncertainties the Company has described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deem immaterial may also affect its business operations.

     If any of the matters included in the following risks were to occur, the Company's business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of its securities could decline and you could lose all or part of your investment.

Risks Related to Its Business

StockerYale's history of losses and the uncertainty of its future profitability make its Common Stock a highly speculative investment

StockerYale has experienced operating losses during each of the years ending December 31, 2001, 2002, and 2003, and the Company may continue to incur losses. StockerYale cannot predict the size or duration of any future losses. Even if StockerYale does achieve profitability, the Company may be unable to sustain or increase its profitability in the future.

StockerYale may be unable to fund the initiatives required to achieve its business strategy

In 2002, the Company began to focus its resources on opportunities that would result in near-term revenue and simultaneously reduced its operating expenses by 40% on an annualized basis. In 2003, the Company continued to reduce costs and is currently evaluating the restructuring of its product lines. This restructuring could impact several product lines. While the Company believes these efforts will assist it in improving its financial condition, the Company can give no assurances as to whether its cost reduction and product restructuring efforts will be successful. If StockerYale's cost reduction strategies and efforts to raise additional capital are unsuccessful, the Company may be unable to fund its operations.

The Company has historically experienced operating losses over the last several years and may continue to incur losses. The Company cannot predict the size or duration of any future losses. These operating losses have historically been financed through debt or by the sale of equity in the Company.

The Company's future capital requirements will depend on a number of factors, including its profitability, growth rate, working capital requirements, expenses associated with protection of the Company's patents and other intellectual property, and costs of future research and development activities. Future operating results will depend, in part, on the Company's ability to obtain and manage capital sufficient to finance its business. To the extent that funds currently available or expected to be generated from operations are not sufficient to meet current or planned operating requirements, the Company will seek to obtain additional funds through bank credit facilities, equity or debt financing, collaborative or other arrangements with corporate partners and from other sources. Additional funding may not be available when needed or on acceptable terms, which could have a material adverse effect on the Company's business, financial condition and results of operations. If adequate funds are not available, the Company may be required to delay or to eliminate certain expenditures; or license or sell a product line or intellectual property; or scale back or cease operations. In addition, in the event that the Company obtains any additional funding, such financing may have a substantially dilutive effect on the holders of the Company's securities.

5 / STKR	2004 Prospectus 333-119912

An impairment of goodwill and/or long-lived assets could affect net income, as determined in accordance with generally accepted accounting principles, as reported by the Company

The Company has goodwill on its balance sheet as a result of business combinations consummated in prior years. The Company has also made a significant investment in long-lived assets. In accordance with applicable accounting standards, the Company periodically assesses the value of both goodwill and long-lived assets in light of current circumstances to determine whether an impairment has occurred. If an impairment should occur, the Company would reduce the carrying amount to its fair market value and record an amount of that reduction as a non-cash charge to income, which could adversely affect the Company's net income reported in that quarter in accordance with generally accepted accounting principles. The Company did record a $1,570,000 impairment charge in the fourth quarter of 2002. The Company did record impairment charges of $605,000 and $1,300,000 in the third and fourth quarters of 2003. At this time, the Company cannot definitively state whether an impairment will occur, and if so, the timing or the extent of any such impairment.

StockerYale's ability to continue as a going concern may be dependent on raising additional capital

StockerYale's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to operate on a profitable basis. During the third quarter of 2003 the Company issued a Convertible Note in the amount of $2,500,000 to an institutional investor, negotiated new terms and conditions for its credit facility with Merrill Lynch Business Financial Services and amended its credit agreements with National Bank of Canada and TJJ Corporation. During the first quarter of 2004, the Company closed a private placement and a convertible note totaling net proceeds of $6.1 million and retired the outstanding TJJ Corporation term note of $4.4 million. On June 10, 2004, the Company completed a private placement of Secured Convertible Notes totaling net proceeds of $5.2 million with two current institutional investors and used the proceeds to retire its $3.4 million credit facility with Merrill Lynch Business Financial Services and to provide additional working capital. The Company is also pursuing several additional financing options, including: additional equity and/or debt financing and the sale of real estate. There can be no assurances that the Company will be successful in achieving any of its financing options or implementing its restructuring plan.

Failure to comply with credit facility covenants may result in an acceleration of substantial indebtedness

The Company's indebtedness requires it to comply with various financial and other operating covenants, including covenants to make timely payments of principal and interest. Failure to comply with these covenants, without obtaining a waiver from the lender, would permit the lender to accelerate the repayment of all amounts outstanding under the indebtedness. Such an acceleration would have a material adverse effect on the Company's liquidity, financial condition and results of operation.

As of December 31, 2003, the Company was not in compliance with the stockholders equity and inventory covenants with the National Bank of Canada.

As of December 31, 2003, the company was in compliance with the additional debt and excess private placement proceeds covenants with Merrill Lynch. However, as a result of the private placement of equity and the Convertible Note, the Company was not in compliance with the Merrill Lynch covenants during the first quarter of 2004.

The Company subsequently received waivers and/or amendments for both credit agreements, which brought the Company into compliance as of December 31, 2003.

The waivers and/or amendments are described in footnote 13 of Form 10-K for the period ending December 31, 2003.

6 / STKR /	2004 Prospectus 333-119912

 Part  II
Item 7

StockerYale's stock price has been volatile; StockerYale may be subject to litigation due to the volatility of its stock price

StockerYale's stock has experienced significant price and volume fluctuations in recent years. The closing price per share has fluctuated from a low of $0.62 on August 18, 2003 to a high of $4.15 on April 19, 2004. On September 20, 2004, the closing stock price was $1.31. These fluctuations often have no direct relationship to StockerYale's operating performance and there is no assurance that its stock will continue to trade at the current price level. The market price for StockerYale's Common Stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond its control.

In the past, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation or other litigation or investigations. In light of the fluctuations in StockerYale's stock price, it is possible that StockerYale may be the subject of such a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could harm StockerYale's business, prospects, results of operations, or financial condition.

StockerYale's Common Stock price may be negatively impacted if its trading status on Nasdaq National Market changes

For continued inclusion on the NASDAQ National Market, StockerYale must meet certain tests, including a minimum bid price of $1.00 per share. On September 17, 2003, the Company received a de-listing notice from NASDAQ stating that if the Company did not meet the $1.00 minimum bid price for ten consecutive days the stock would be de-listed from The Nasdaq National Market as of September 26, 2003. On September 23, 2003, the Company received notice from The Nasdaq National Market that it had rescinded its letter of September 17, 2003 and that the Company had regained compliance with Marketplace Rule 4450 (a)(5). The Company has remained in compliance with the Nasdaq National Market listing requirements through December 31, 2003 and through the date of filing the Form 10Q for the quarter ended June 30, 2004; however, there can be no assurances that StockerYale will continue to meet the listing requirements of the Nasdaq National Market in the future.

The shares eligible for future sale may have negative impact on the stock price

Sales of substantial amounts of Common Stock in the public market following the sale of the 3,297,953 shares available upon conversion of the note in full or the exercise of the common stock purchase warrants could have an adverse effect on the market price of the Common Stock. In addition to the 3,297,953 shares offered hereby, as of June 18, 2004 there are 21,494,034 previously issued and outstanding shares of Common Stock currently eligible for sale subject to the provisions of applicable securities laws. StockerYale has granted options to purchase 4,121,092 shares of Common Stock pursuant to its stock option plans, which are covered by registration statements on file with the Commission and warrants to purchase 2,718,533 shares of Common Stock outside of any plan and 2,558,139 shares of common stock issuable upon conversion of the convertible note. In addition, a subsidiary of StockerYale, Lasiris Holdings, Inc., has 84,721 shares of capital stock outstanding that are exchangeable into shares of StockerYale's Common Stock on a one-for-one basis at the option of the holders. Lasiris Holdings is the entity through which StockerYale acquired and continues to own StockerYale Canada (formerly, known as Lasiris, Inc.).

7 / STKR	2004 Prospectus 333-119912

StockerYale's quarterly results are likely to be volatile

The implementation of StockerYale's business strategy makes prediction of future revenues difficult. StockerYale believes that its ability to accurately forecast revenues from sales of its products is also limited because of the development and sales cycles. This makes it difficult to predict the quarter in which sales will occur.

StockerYale's expense levels are based, in part, on its expectations regarding future revenues, and its expenses are generally fixed, particularly in the short term. StockerYale may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to StockerYale's expectations could cause significant declines in the Company's quarterly operating results.

StockerYale's operating results have varied on a quarterly basis during its operating history and are likely to fluctuate significantly in the future. StockerYale's operating results may be below the expectations of its investors as a result of a variety of factors, many of which are outside of the Company's control. Accordingly, StockerYale believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of StockerYale's future performance.

StockerYale does not plan to pay dividends on the Common Stock

StockerYale has not and does not expect to declare or pay any cash dividends in the foreseeable future. StockerYale intends to retain all earnings, if any, in order to expand its operations.

StockerYale depends on a limited number of suppliers and may not be able to ship products on time if it is unable to obtain an adequate supply of raw materials and equipment on a timely basis

StockerYale depends on a limited number of suppliers of raw materials and equipment used to manufacture its products. StockerYale typically does not have long-term agreements with its suppliers and, therefore, its suppliers generally may stop supplying materials and equipment to StockerYale at any time. This reliance on a sole or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality.

A small number of affiliated stockholders control more than 10% of StockerYale's stock

As of the date hereof, StockerYale's executive officers and directors as a group beneficially own or control approximately fourteen percent (14%) of its Common Stock. Accordingly, these persons will have the ability to influence StockerYale's Board of Directors and, therefore, the business, policies, executive compensation, and affairs of the Company.

The loss of StockerYale's key personnel or the inability to recruit additional personnel may harm its business

StockerYale is highly dependent on its senior and middle management as well as its technical and research personnel. In particular, the loss of Mark W. Blodgett, the Chairman and Chief Executive Officer, or other key personnel, could harm the Company significantly. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect StockerYale's business, results of operations, financial condition or future prospects.

The Company has many competitors in its field and its technologies may not remain competitive.

The Company participates in a rapidly evolving field in which technological developments are expected to continue at a rapid pace. The Company has many competitors in the United States and abroad, including various fiber optic component manufacturers, universities and other private and public research institutions. The Company's success depends upon its ability to develop and maintain a competitive position in the product categories and technologies on which the Company focuses. The introduction of new products incorporating new technologies or the emergence of new industry standards could make it more difficult for the Company's existing products to compete in terms of pricing or functionality. Many of the Company's competitors have greater capabilities, experience and financial resources than the Company. Competition is intense and is expected to increase as new products enter the market and new technologies become available.

The Company's customers are not obligated to buy material amounts of its products and may cancel or defer purchases on short notice.

The Company's customers typically purchase its products under individual purchase orders and may cancel or defer purchases on short notice without significant penalty. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders or deferrals of purchases may have a material adverse effect on the Company, particularly if the Company does not anticipate them.

The Company faces risks associated with its international operations.

The Company distributes and sells certain of its products internationally. As a result, the Company is subject to risks associated with operating in a foreign country, including fluctuations in foreign currency exchange rates, imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments on foreign subsidiaries, hyperinflation and imposition or increase of investment and other restrictions by foreign governments. Such risks may have a material adverse effect on the Company's business, results of operations and financial condition in the future.

In the event financial information included or incorporated in this prospectus that was audited by Arthur Andersen LLP is later determined to contain false statements you may be unable to recover damages from Arthur Andersen LLP.

The Company's consolidated balance sheet as of December 31, 2001 and the related statement of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP. Arthur Andersen has ceased operations in the United States of America. As a result, you may be limited in the Company's ability to recover damages from Arthur Andersen under the Securities Act of 1933, as amended, if it is later determined that there are false statements contained in any portion of this prospectus in reliance on financial data audited by Arthur Andersen.

8 / STKR	2004 Prospectus 333-119912

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and can be identified by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

     Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. The Company does not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

USE OF PROCEEDS

The selling stockholder will receive all the proceeds from the sale of the common stock pursuant to this prospectus. StockerYale will not receive any of the proceeds from the sale of the securities offered pursuant to this prospectus.

REGISTRATION RIGHTS

StockerYale entered into a registration rights agreement with the selling stockholders dated June 10, 2004 in connection with the issuance of the convertible note and warrants. The following summary is a description of the material provisions of the registration rights agreement; however it is not complete and may not contain all information that is important to you. The summary is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement, a copy of which is filed as an exhibit hereto and is incorporated by reference.

StockerYale is filing this registration statement pursuant to the terms of the registration rights granted to the selling stockholders in connection with the issuance of the convertible note and warrants. Under the registration rights agreement, StockerYale has committed to the following conditions:

  File a registration statement within 30 days of closing the private placement, or no later than July 10, 2004,
  Use its reasonable commercial efforts to have the registration statement declared effective within 90 days following closing of the private placement, or no later than September 10, 2004.
  Keep the registration statement continuously effective until the earlier of:
  - all registrable securities have been sold,
  - all registrable securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k),
  - four years after the closing, or
  - six months after the latest exercise period of the warrants.

Any common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights provisions of the registration rights agreements.

StockerYale has agreed to bear the expenses of registering the shares underlying the convertible note and the warrants.

Pursuant to the registration rights, StockerYale has agreed to indemnify the selling stockholders against all losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to the limitations specified in the registration rights agreement.

9 / STKR	2004 Prospectus 333-119912

In addition, the selling stockholders have agreed to indemnify StockerYale, its officers, directors, and any person who controls StockerYale against all losses, claims, damages, actions, liabilities and costs and expenses arising under the securities laws from information furnished to StockerYale by the selling stockholder for use in the registration statement or this prospectus.

SELLING STOCKHOLDERS

The table sets forth below certain information concerning the number of shares of common stock owned by the selling stockholder as of October 12, 2004, and the number of shares of common stock that may be offered from time to time by the selling stockholder under this prospectus. The number of shares of common stock issuable upon the conversion of the convertible note and exercise of the warrants shown in the table below assumes the conversion of the full amount of the convertible note held by the selling stockholder at the initial conversion price of $2.15 per share, and the full exercise of the warrants. Because the selling stockholder may offer all or some portion of the common stock issuable upon conversion of the convertible note and exercise of the warrants, StockerYale has assumed for the purposes of the table below that the selling stockholder will sell all of the common stock issuable upon conversion of the convertible note and exercise of the warrants.

	Shares Owned or Underlying Convertible Securities Prior to Offering (1) (2)		Shares Being Offered	Shares Beneficially Owned After the Offering
	Number	Percent		Number	Percent
Laurus Master Fund, Ltd.	2,725,581	4.99%	2,725,581	0	0%
Smithfield Fiduciary, LLC	489,950	1.9%	272,588	217,392	0.9%

(1)	Number of shares represents the total number of shares receivable by Laurus Master Fund, Ltd. ("Laurus") or Smithfield Fiduciary, LLC ("Smithfield") upon exercise and conversion of the convertible note and the warrants into shares of common stock, plus an indeterminate number of shares that may be issuable if the Company elects to make interest and principal payments in common stock. However, the terms of the convertible note and the warrants expressly limit the number of shares that Laurus can convert, and beneficially own at any one time pursuant to such conversions or exercises (as defined in Rule 13e-3 of the Securities and Exchange Act of 1934, as amended) to 4.99% of the total outstanding stock of the Company.

(2)	Calculated using 21,570,237shares of common stock outstanding as of October 1, 2004 plus the number of shares of common stock issuable upon conversion of the note and upon exercise of the warrant.

10 / STKR	2004 Prospectus 333-119912

PLAN OF DISTRIBUTION

The selling stockholders after conversion of the note to common stock, or its pledgees, donees, transferees, or any of its successors in interest, may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the securities by one or more of the following methods, without limitation:

  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;
  ordinary brokerage transactions and transactions in which the broker solicits purchases;
  privately negotiated transactions;
  through the writing of options on the securities, whether the options are listed on an options exchange;
  through the distribution of the securities by any selling stockholder to its partners, members or stockholders;
  one or more underwritten offerings on a firm commitment or best efforts basis; and
  any combination of any of these methods of sale.

The selling stockholder may also transfer the securities by gift. The Company does not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of the selling stockholder. Broker-dealers may agree with the selling stockholders to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of the selling stockholders' securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder's securities will otherwise remain unchanged.

11 / STKR	2004 Prospectus 333-119912

To the extent required under the Securities Act, the aggregate amount of the selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholders, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling stockholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five year business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The Company has agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify the Company in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. The Company agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders may sell the securities without registration under the Securities Act, the date on which the selling stockholders have sold all of the securities or two years after the effective date of the registration statement. The Company has agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholder or any fees and expenses of counsel or other advisors to the selling stockholder.

The Company will not receive any proceeds from sales of any securities by the selling stockholders.

The Company can not assure you that the selling stockholders will sell all or any of the securities offered for sale under this prospectus.

12 / STKR	2004 Prospectus 333-119912

LEGAL MATTERS

The validity of the issuance of the shares offered hereby will be passed upon for the Company by its counsel, Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements and financial statement schedules in Item 15a(2) as of and for the years ended December 31, 2003 and 2002, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A-2 for the year ended December 31, 2003, have been audited by Vitale, Caturano & Co., Ltd., an independent registered public accounting firm, as stated in their report (which reports express an unqualified opinion and includes explanatory paragraphs relating to (1) the substantial doubt with respect to the Company's ability to continue as a going concern (2) the change in 2002 in the method of accounting for goodwill and intangible assets, and (3) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which Vitale, Caturano & Co., Ltd. has expressed no opinion or other form of assurance other than with respect to such disclosures), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and financial statement schedule are incorporated by reference in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing. We dismissed Arthur Andersen as our independent public accountants, effective July 25, 2002. After reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this prospectus and the registration statement of Arthur Andersen's audit reports ;with respect to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus and the registration statement without a written consent from Arthur Andersen. As a result, with respect to transactions in our securities pursuant to this prospectus that occur subsequent to the date this prospectus is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

StockerYale, Inc. is a public company and files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The Company's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, the Company's stock is listed for trading on The Nasdaq National Market. You can read and copy reports and other information concerning the Company at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that the Company has filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. The Company has also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room, obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or obtain a copy from the SEC web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by

13 / STKR	2004 Prospectus 333-119912

reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

  The Company's Current Report on Form 8-K filed January 26, 2004 with respect to a press release the Company issued on January 8, 2004 announcing the appointment of Ricardo Diaz as Chief Operating Officer;
  The Company's Current Report on Form 8-K filed February 4, 2004 with respect to a private placement of common stock to existing and new institutional investors;
  The Company's Current Report on Form 8-K filed February 26, 2004 with respect to a press release concerning the placement of common stock and a convertible note to institutional investors;
  The Company's Current Report on Form 8-K filed March 17, 2004 with respect to a press release concerning financial results for the Company's fourth quarter and fiscal year ended December 31, 2003;
  The Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004 as amended by the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003, filed on April 13, 2004, and the Company's Annual Report on Form 10-K/A-2 for the year ended December 31, 2003, filed on October 22, 2004;
  The Company's Current Report on Form 8-K filed April 8, 2004 with respect to a press release concerning the Company's first quarter financial results and the qualification by the Company's auditors in the Company's Annual Report filed as Form 10-K regarding the ability of the Company to continue as a going concern;
  The Company's Current Report on Form 8-K filed April 13, 2004 with respect to a press release concerning the Company's engagement of Vitale, Caturano & CompanyPC as the Company's auditor;
  The Company's Current Report on Form 8-K filed April 14, 2004 with respect to a press release concerning financial results for the Company's first quarter;
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 14, 2004;
  The Company's Current Report on Form 8-K filed June 16, 2004 with respect to a press release concerning the placement of Secured Convertible Notes with institutional investors;
  The Company's Current Report on Form 8-K filed July 27, 2004 with respect to a press release concerning financial results for the Company's second quarter;
  The Company's Current Report on Form 8-K filed August 10, 2004 with respect to a press release concerning receipt of a notice from the SEC that it was conducting a formal investigation into certain matters relating to the company;
  The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 16, 2004; and
  The Company's Current Report on Form 8-K filed August 31, 2004 with respect to a press release concerning the appointment of Richard P. Lindsay as Chief Financial Officer.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting StockerYale, Inc., 32 Hampshire Road, Salem, New Hampshire 03079, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (609) 870-8229 or via email at fpilon@stockeryale.com.

To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

14 / STKR	END	2004 Prospectus 333-119912